Exhibit 99.1

         UNITED SECURITY BANCSHARES AND LEGACY BANK, N.A. AGREE TO MERGE

    FRESNO, Calif., Oct. 6 /PRNewswire-FirstCall/ -- United Security Bancshares ("USB") http://www.unitedsecuritybank.com/ (Nasdaq: UBFO) and Legacy Bank, N.A. (OTC Bulletin Board: LCKB) announced today the signing of a definitive merger agreement providing for the merger of Legacy Bank, N.A. with and into United Security Bank, a wholly owned subsidiary of USB. Upon completion of the merger, Legacy Bank's branch office will be operated as a branch office of United Security Bank.

    In the merger, USB will issue shares of its stock in a tax free exchange for all of the Legacy Bank shares. The total value of the transaction is expected to be approximately $21.7 million. The merger is expected to be completed in the first quarter 2007.

    Legacy Bank operates one banking office in Campbell, California serving small business and retail banking clients. As of September 30, 2006, Legacy Bank had total assets of $82 million and deposits of $72 million.

    Dennis Woods, President and Chief Executive Officer of USB, stated, "The addition of Legacy Bank to United Security Bank will open a dynamic new market for us. Legacy Bank has built a solid business banking and retail franchise with an excellent reputation for service. With its small business and retail banking focus, Legacy Bank provides a unique opportunity for United Security Bank to serve a loyal and growing small business niche and individual client base. The merger is projected to be accretive to USB in 2007."

    Thomas Ray, CEO of Legacy Bank, commented, "We have followed the success of USB over the years and believe that its community banking philosophy fits extremely well with the strong community commitment that Legacy has consistently maintained. This merger will enable us to expand our ability to serve our clients and increase our lending capabilities. We also believe this merger will give us an opportunity to participate more fully in the economic growth of our marketplace."

    Terms of the Merger

    The terms of the merger agreement provide for the shareholders of Legacy Bank to receive USB shares with a market value of $13.00 based upon the average closing price of USB shares during the 20 business day period prior to the merger, less the net costs of termination of Legacy's data processing/technology agreements divided by the outstanding number of shares of Legacy Bank common stock, provided that there are no stock options or warrants exercised for shares of Legacy Bank common stock. Legacy Bank currently has 1,672,373 shares of common stock outstanding. Immediately prior to the merger, all outstanding options and warrants will be cancelled by Legacy Bank and optionees and warrant holders will receive a cash payment equal to the difference between the option exercise price and the merger consideration for each share subject to an option or a warrant. In the event any options or warrants for shares of Legacy Bank common stock are exercised, the market value of USB shares Legacy shareholders receive will decrease based upon a set formula. The merger is subject to certain conditions, including the approval of the shareholders of Legacy Bank, and regulatory approval. Upon consummation of the merger, former Legacy Bank shareholders will own approximately 7% of USB's outstanding shares.

    About United Security Bancshares

    United Security Bancshares is a bank holding company registered with the Board of Governors of the Federal Reserve System. USB's primary subsidiary is United Security Bank a state chartered bank based in Fresno, California with over $664 million in assets and with 10 branches and a construction lending office. United Security Bank offers a full range of commercial banking services primarily to the business and professional community and individuals located in Fresno, Madera and Kern Counties.

    About Legacy Bank, N.A.

    Legacy Bank is a National Bank located in Campbell, California which began operations in 2003 and has approximately $82 million in assets. Legacy Bank was formed as a community bank and focuses primarily upon local banking service and community needs including the banking needs of small-to-medium size businesses, professionals, entrepreneurs, and hospitality industry clients.

    As previously disclosed in its filings with the OCC, Legacy Bank has recently experienced the loss of certain senior management and Legacy Bank believes that the consummation of the merger will resolve this issue.

    Additional Information about the Merger and Where to Find It

    In connection with the Merger, USB intends to file with the Securities and Exchange Commission a registration statement on Form S-4 that will contain a Proxy Statement/Prospectus. Investors and security holders are urged to read the Registration Statement and the Proxy Statement/Prospectus carefully when they become available because they will contain important information about USB, Legacy Bank and the merger. The Proxy Statement/Prospectus and other relevant materials (when they become available), and any other documents filed by USB with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, investors and security holders may obtain free copies of other documents filed with the SEC by USB by directing a written request to:
United Security Bancshares, 1525 E. Shaw Avenue, Fresno, CA 93710 Attention:
Investor Relations. Investors and security holders are urged to read the Proxy Statement/Prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the Merger.

    USB and its directors and executive officers and Legacy and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Legacy Bank in connection with the Merger. Information regarding the special interests of these directors and executive officers in the Merger will be included in the Proxy Statement/Prospectus referred to above. Additional information regarding the directors and executive officers of USB is also included in USB's Proxy Statement dated April 17, 2006, which was filed with the SEC on April 14, 2006. This document is available free of charge at the SEC's web site (www.sec.gov) and from Investor Relations at USB at the address described above. Information regarding directors and executive officers of Legacy Bank is contained in its Proxy Statement dated May 26, 2006. This document is available free of charge from Legacy Bank, Investor Relations, 125 E. Campbell Avenue, Campbell, CA 95008.

    This communication shall not constitute an offer to sell or the solicitation of an offer to buy any security, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

SOURCE  United Security Bancshares
    -0-                             10/06/2006
    /CONTACT: Dennis R. Woods, President & CEO, +1-559-248-4928, or Ken Donahue, SVP & CFO, +1-559-248-4943, both of United Security Bancshares; or Tom Ray, President & CEO of Legacy Bank, N.A., +1-408-8